EXHIBIT 107
Calculation of Filing Fee Table
Form
SF-1
(Form Type)

Southwestern Electric Power Company	SWEPCO Storm Recovery Funding LLC
(Exact Name of Registrant, Sponsor and Depositor as Specified in its Charter)	(Exact Name of Registrant and Issuing Entity as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Asset-Backed Securities	Series 2024-A Senior Secured Storm Recovery Bonds	Rule 457(o)	$ 343,000,000	100%	$ 343,000,000	0.00014760	$ 50,626.80
	Total Offering Amounts					$ 343,000,000		$ 50,626.80
	Total Fees Previously Paid							$ 0.00
	Total Fee Offsets							$ 0.00
	Net Fee Due							$ 50,626.80
(1)	Estimated solely for the purposes of calculating the registration fee.